Exhibit 8




                                November __, 2000



Prime Receivables Corporation
7 West Seventh Street
Cincinnati, Ohio 45202

            Re:   Prime Credit Card Master Trust Asset Backed Certificates

 Ladies and Gentlemen:

            We are acting as special counsel to Prime Receivables Corporation, a Delaware corporation (the "Transferor"), in connection with the Prime Credit Card Master Trust (the "Trust"), which was established pursuant to the Amended and Restated Pooling and Servicing Agreement, dated as of December 15, 1992 (as amended and supplemented to the date hereof, the "Pooling and Servicing Agreement"), among the Transferor, FDS as Servicer (successor in such capacity to Federated Department Stores, Inc.), and The Chase Manhattan Bank (as successor by merger to Chemical
 Bank), as Trustee, as further supplemented by a Series Supplement substantially in the form of Exhibit 4.7 to the Registration Statement on Form S-3 (Registration No. 333-45760), as amended (the "Registration Statement"), and the Trust's allocation for certain purposes of interests in receivables generated from time to time in a portfolio of consumer credit card accounts (the "Receivables) among the holders of interests in one or more series of Asset Backed Certificates (the "Investor Certificates") proposed to be issued and sold pursuant to an Underwriting Agreement substantially in the form of Exhibit 1 to the Registration Statement (the "Underwriting Agreement"), in each case as contemplated by the prospectus made part of the Registration Statement (the "Prospectus") and a supplemental prospectus thereto.

            In connection with our opinion, we have examined and relied upon the forms of the Pooling and Servicing Agreement, the Series Supplement, and the Underwriting Agreement, each filed as an exhibit to the Registration Statement. We have also examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. The opinion is subject to the following qualifications, assumptions, and limitations:

            A. Our opinion is based on the relevant provisions of the Internal Revenue Code of 1986, as amended, and administrative interpretations, judicial decisions, and regulations in effect on the date of this letter. These authorities are subject to either prospective or retroactive change, and we can provide no assurance as to the effect of any change on the conclusions reached in our opinion. We further note that no federal statutes, administrative interpretations, judicial decisions, or regulations address the characterization for tax purposes of securities with terms and provisions substantially the same as the Investor Certificates and that application of these authorities to the Investor Certificates is a matter of interpretation. Our opinion does not relate to or purport to cover the laws or regulations of any jurisdiction other than the United States of America.

            B. We note that judicial decisions and administrative rulings of the Internal Revenue Service (the "Service") generally indicate that the characterization of a transaction for tax purposes depends on the facts and circumstances of each case. No ruling has been requested from the Service concerning the Investor Certificates. Opinions of counsel, moreover, are not binding on the Service, and the Service may assert positions contrary to those stated in our opinion letter.

            C. In arriving at our opinion, we have considered, among other things, the Investor Certificate holders' lack of potential for gain or loss with respect to the Receivables. In this regard, and as to any other material facts that were not independently established or verified by us, we have relied upon statements, representations, and certificates of officers and other representatives of the Transferor.

            D. We have assumed that the Investor Certificates are being issued in accordance with the Pooling and Servicing Agreement and a particular Series Supplement, and we have assumed compliance by all parties with the Pooling and Servicing Agreement, the related Series Supplement, and all other documents relating to the issuance of the Investor Certificates. We have assumed in particular that the Transferor continues to comply with all restrictions on the transfer of the Exchangeable Transferor Certificate (as defined in the Pooling and Servicing Agreement) and any other class or series of certificates transfer of which is restricted by the Pooling and Servicing Agreement or the related Series Supplement. We can provide no assurance as to the effect on our opinion of any deviation from these assumptions.

            E. We express no opinion with respect to any class or series of certificates that are not Investor Certificates as defined herein.

            Based on our examination, and subject to the foregoing qualifications, assumptions, and limitations, we are of the opinion that the statements in the Prospectus under the heading "Tax Matters," subject to the qualifications set forth therein, accurately describe the material federal income tax consequences to holders of Investor Certificates.

            Our opinion is limited to the opinion expressly stated in this letter, and no other opinions may be inferred. The opinion expressed in this letter takes into account laws, interpretations of laws, and facts known to us as of the date of this letter. We undertake no responsibility to advise you of changes in laws or interpretations of law or facts that come to our attention after that time.

            We hereby consent to the filing of this opinion as Exhibit 8 to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus.


Very truly yours,



Jones, Day, Reavis & Pogue